[Portions of this Exhibit have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

TERMINATION, RELEASE AND SETTLEMENT AGREEMENT

This termination, release and settlement agreement (the “Agreement”) is made and entered into as of this 6th day of August, 2008 (the “Effective Date”), between BioSante Pharmaceuticals, Inc., a Delaware corporation with offices at 111 Barclay Boulevard, Lincolnshire, Illinois 60069, on its own behalf and on behalf of its predecessors, successors, assigns, parents, subsidiaries, affiliates and/or affiliated companies (“BioSante”) and Nycomed US Inc., a New York corporation with offices at 60 Baylis Road, P.O. Box 2006, Melville, NY 11747, on its own behalf and on behalf of its predecessors, successors, assigns, parents, subsidiaries, affiliates and/or affiliated companies (“Nycomed”).  BioSante and Nycomed may hereinafter be individually referred to as “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, BioSante and Bradley Pharmaceuticals, Inc. (“Bradley”) have entered into an exclusive sublicense agreement, dated November 7, 2006 (the “Sublicense Agreement”), pursuant to which BioSante has sublicensed certain rights for Elestrin (f/k/a Bio-E-Gel) to Bradley, as more fully set forth in the Sublicense Agreement;

WHEREAS, Nycomed acquired Bradley on or about February 21, 2008 and succeeded to the rights and obligations of Bradley under the Sublicense Agreement;

WHEREAS, Nycomed no longer wishes to sell Elestrin and the Parties desire that all rights and licenses concerning the product be returned and transferred by Nycomed to BioSante on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Sublicense Agreement.

ARTICLE 2

RETURN OF PRODUCT AND TERMINATION OF SUBLICENSE

2.1 Transfer of NDA.

(a)           Nycomed hereby assigns all right, title and interest in and to the NDA for the Product to BioSante, shall promptly transfer all documentation related to such NDA in Nycomed’s possession to BioSante, and agrees to take all further commercially reasonable action and promptly execute such further documents as may be reasonably necessary to give full effect to such assignment, including without limitation, submitting a letter to the FDA requesting transfer of the NDA to BioSante together with any related documents necessary to effect such transfer.  For the avoidance of doubt, the foregoing activities by Nycomed shall be rendered without additional charge to BioSante and are included in the payment being made pursuant to Section 3.1.

(b)           BioSante shall cooperate with Nycomed, and take all further commercially reasonable action, promptly comply with all reasonable requests by Nycomed and promptly execute any documents as may be reasonably necessary, to give full effect to the foregoing assignment.  In any event, from and after the Effective Date, BioSante shall be responsible for the payment of all fees and expenses in connection with the maintenance of the NDA, and in connection with the foregoing transfer.  Once the NDA for the Product is transferred to BioSante, BioSante shall be responsible for all obligations, responsibilities and liabilities with respect to the NDA, and Nycomed’s obligations with respect to the NDA shall cease, except as specifically provided in this Agreement.

2.2 Transfer of Other Information.  Nycomed hereby assigns and shall immediately provide to BioSante any and all material information, documents, and know-how Nycomed has in its possession that relate to the Product (including the manufacture, use or sale of the Product), and any other information and documents in Nycomed’s possession that BioSante may reasonably request, and further including all reasonably accessible copies in whatever form or media; provided, however, that Nycomed may retain one copy of the foregoing for purposes of complying with its obligations under this Agreement and the Sublicense Agreement.  Nycomed represents and warrants that Nycomed (including through its predecessor, Bradley) has not made any modifications or improvements to the patents and know-how provided by BioSante relating to the Product.  For the avoidance of doubt, the foregoing activities by Nycomed shall be rendered without additional charge to BioSante and are included in the payment being made pursuant to Section 3.1.

2.3 Regulatory Transition Services by Nycomed.

(a)           Nycomed shall cooperate with BioSante for a reasonable transition period, not to exceed six (6) months after the Effective Date but no longer than as provided in Section 4.5, so that BioSante may exercise its rights under this Agreement and effect a smooth transition of the Product from Nycomed to BioSante.  Such cooperation shall include the following activities: (i) post FDA Approval regulatory obligations for the Product, including without limitation, the preparation of annual reports and reports of adverse events for submission to the FDA by BioSante, and cooperating with governmental regulatory agencies regarding the current FDA Approval; and (ii) investigating all complaints and adverse drug experiences related to the Product.  For the avoidance of doubt, the services to be provided by Nycomed pursuant to this Section 2.3(a) shall not include the review of promotional materials.

(b)           BioSante may request services described in Section 2.3(a) from time to time during the transition period set forth therein.  At the time of such request, BioSante may also request that Nycomed provide a non-binding good faith estimate of the time required to complete the requested services.  In the event that BioSante is not satisfied with the estimate, BioSante may elect to withdraw its request for such services from Nycomed.

(c)           BioSante shall reimburse Nycomed for all of its out-of-pockets costs and expenses (including costs paid to third parties for certain of the foregoing activities) incurred in connection with Nycomed’s performance of the foregoing activities in this Section 2.3.  In addition, BioSante shall pay Nycomed at the rate of $220 per hour for Nycomed’s time spent on the foregoing activities.  Following the end of each calendar month, Nycomed shall issue an invoice to BioSante setting forth the time spent by Nycomed personnel on such matters, and the expenses incurred in connection with such activities.  BioSante shall pay such invoices within thirty (30) days after receipt of such invoices.

2.4 Termination of Sublicense Agreement.  As of the Effective Date, and subject to the terms of this Agreement, the Sublicense Agreement is hereby terminated by the mutual agreement of BioSante and Nycomed and is of no further force and effect, and BioSante and Nycomed shall have no further rights and/or obligations under the Sublicense Agreement, including without limitation the effect of termination provisions set forth in Sections 16(f) through (j) of the Sublicense Agreement, except as specifically provided for herein.  The Parties agree that the effect of the termination of the Sublicense Agreement shall be as provided in this Agreement.  The performance of all obligations of Nycomed under this Agreement shall be for and on behalf of BioSante, unless otherwise specifically provided.  Notwithstanding the foregoing, solely to the extent necessary for Nycomed to perform its obligations under this Agreement, BioSante grants Nycomed a limited, non-exclusive, non-sublicensable, non-transferable license to the patents and know-how relating to the Product previously licensed to Nycomed pursuant to the Sublicense Agreement.

2.5 Communications with FDA.  After the Effective Date, Nycomed shall provide BioSante with copies of all correspondence and documents to and from the FDA with respect to the Product in its possession, and all notices received from the FDA related thereto, within three (3) business days following transmission or receipt from the FDA.  However, after the Effective Date, Nycomed shall not communicate with the FDA with respect to the Product.  BioSante shall be responsible for all communications with the FDA with respect to the Product after the Effective Date.

2.6 Marketing Materials.

(a)           Nycomed shall, within fifteen (15) days of the Effective Date, provide BioSante with copies of all materials concerning the marketing, sale and distribution of the Product in its possession, including but not limited to, market research performed by or for Nycomed or Bradley and all customer lists, sales data, and marketing plans for the Product in order to assist BioSante with a smooth transition of the Product from Nycomed.  BioSante may use, including transfer, such materials and information, provided however that BioSante must remove Nycomed’s name from any such materials and information prior to such use.  Nycomed shall have no further obligations with respect to such materials.

(b)           All of the materials being provided pursuant to Section 2.6(a) are being provided “AS IS, WHERE IS” and Nycomed expressly disclaims any representations or warranties of any kind, express or implied, as to such materials.  BioSante shall be solely responsible for the accuracy of the information contained in the materials and compliance with all laws, rules and regulations.

2.7 Third Party Agreements.

(a)           All managed care contracts, commercial insurance contracts, government contracts, contracts providing chargebacks, distribution agreements and manufacturing arrangements concerning the manufacture, marketing, sale and distribution of the Product to which Nycomed is a party are identified on Schedule 2.7.

(b)           With respect to all manufacturing arrangements described on Schedule 2.7, promptly following the Effective Date, Nycomed shall notify the other party to such agreements that Nycomed no longer has rights to the Product and advising that the Product is to be removed from the list of products covered by such arrangements.  Nycomed shall notify all manufacturers that BioSante will, from and after the Effective Date, be responsible for the Product.  Nycomed will transfer all manufacturing agreements, protocols, documentation and samples relating to the manufacture of the Product in its possession to BioSante, and will notify all manufacturers that they may share with BioSante all manufacturing history for the Product, including but not limited to Product (and samples) manufacturing records and files, out of spec reports, and stability studies.  As of the Effective Date, BioSante shall be responsible for entering into any manufacturing agreements, as BioSante deems necessary or appropriate, for the Product.  All on-going work (e.g., stability studies) will be continued by BioSante at its sole option and expense from the Effective Date; Nycomed will not cause any stability studies or any other ongoing activities essential to the manufacture or ongoing stability studies of the Product to be cancelled or delayed.  BioSante acknowledges that activities relating to several development activities, including but not limited to samples, bottles and containers for the Product have been suspended by Nycomed.  In the event that BioSante elects to re-commence any of the foregoing activities, BioSante shall be responsible for such activities, including without limitation all costs associated with such activities, following the Effective Date.  Nycomed shall be responsible for the costs associates with ongoing stability studies for Product and Product samples through the Effective Date, and BioSante shall be responsible for such costs following the Effective Date.

(c)           With respect to all managed care contracts, commercial insurance contracts, contracts providing chargebacks, government contracts and distribution agreements described on Schedule 2.7, at the appropriate time following the Effective Date, which shall be promptly after BioSante obtains its own NDC code for the Product pursuant to Section 2.11 and has Product manufactured with BioSante’s NDC code pursuant to Section 4.2 available for sale, XXXXXXXXXXXXXXXXXXXXXXXXXXX, Nycomed shall notify the other party to such contracts, agreements and arrangements that Nycomed no longer has rights to the Product and advising that the Product is to be removed from the list of products covered by such contracts, agreements and arrangements and that from that date BioSante will supply Product.  Following BioSante obtaining its own NDC code for the Product pursuant to Section 2.11, BioSante shall be responsible for entering into any managed care contracts, commercial insurance contracts, contracts providing chargebacks, government contracts, and distribution agreements, as BioSante deems necessary or appropriate, for the Product containing its NDC code. [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

2.8 Fulfilling Nycomed Orders.  Nycomed shall fulfill all orders for Product received by it or by Bradley prior to the Effective Date, and shall pay all royalties and milestones due on Net Sales thereof in accordance with Section 3 of the Sublicense Agreement.

2.9 Fulfilling BioSante Orders.  For orders for the Product received by Bradley or Nycomed after the Effective Date, Nycomed shall (i) during the period and on the terms and conditions set forth in Section 4.3, fill such orders on behalf of BioSante, and (ii) after such period, refer any orders for the Product to BioSante. For the avoidance of doubt, all sales made pursuant to this Section 2.9 are on behalf of BioSante, and no royalties shall be due on Net Sales thereof pursuant to the Sublicense Agreement.

2.10 Non-compete.  With the exception of filling orders pursuant to Section 2.8 or filling orders pursuant to Sections 2.9(i) and 4.3 on behalf of BioSante, Nycomed and its Affiliates shall not market or sell any low-dose topical estrogen gel product(s) for the treatment of menopausal hot flashes for a period of twelve (12) months from the Effective Date.

2.11 BioSante Obligations.  Promptly following the Effective Date, BioSante shall take all actions reasonably necessary to obtain, as soon as practicable XXXXXXXXXXXXXXXXX, its own NDC code for the Product and enter into any managed care contracts, commercial insurance contracts, contracts providing chargebacks (if any), government contracts (including Medicare/Medicaid), and distribution agreements concerning the marketing, sale and distribution of the Product under BioSante’s NDC code, once such Product is manufactured with BioSante’s NDC code pursuant to Section 4.2 and available for sale, as BioSante deems necessary or appropriate, for the Product containing BioSante’s NDC code.  [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

2.12 Recalls.  Nycomed shall remain responsible for any involuntary or voluntary recalls of Product sold by Bradley or Nycomed under the Sublicense Agreement or pursuant to Section 2.8 above; provided that Nycomed shall have full control, in its sole discretion, over the handling of any such recalls.  For the avoidance of doubt, BioSante shall be solely responsible for the cost of conducting: (i) any recalls made in the discretion of BioSante, or (ii) any recalls covered by BioSante’s indemnification obligations under the Sublicense Agreement.

2.13 Product Returns.

(a)           Nycomed shall remain responsible for any returns of Product sold by Bradley or Nycomed under the Sublicense Agreement or pursuant to Section 2.8 above; provided that all such returns handled by BioSante are (i) in the ordinary course of business, and (ii) in compliance with Nycomed’s return policy, a copy of which is attached as Schedule 2.13.  In the event of any such returns, BioSante shall refund to Nycomed any royalty payment made by Nycomed to BioSante under the Sublicense Agreement for such quantity of returned Product.

(b)           BioSante shall be responsible (including financially) for any returns of Product sold by or on behalf of BioSante pursuant to Section 2.9, including Products containing Nycomed’s NDC code; provided that the parties acknowledge that Nycomed will handle returns processing of all such Products on behalf of BioSante pursuant to Section 4.3 and for any returned Products containing Nycomed’s NDC code.  In the event that any Product sold by or on behalf of BioSante pursuant to Section 2.9 containing Nycomed’s NDC code is returned, and the price at which such Product was sold is higher than Nycomed’s WAC in effect immediately prior to the Effective Date, then BioSante shall reimburse Nycomed for the difference between (i) the amount of the credit to be provided for such returned Product, and (ii) such Nycomed WAC less 10%.

2.14 Chargebacks and Rebates.

(a)           Nycomed shall be responsible for all chargebacks under those contracts identified as contracts providing chargebacks on Schedule 2.7 through the end of the first full calendar quarter following the Effective Date.  Thereafter, BioSante shall be responsible for all such chargebacks for all Products; provided, however, in the event that BioSante enters into any contracts with third parties that provide for chargebacks in connection with the Product containing BioSante’s NDC code, BioSante shall be responsible for all such chargebacks on such Products, even during the foregoing period.

(b)           Nycomed shall be responsible for all rebates, credits and adjustments under any managed care or other commercial insurance contracts or government contracts (including Medicare/Medicaid) through the end of the first full calendar quarter following the Effective Date.  Thereafter, BioSante shall be responsible for all such rebates, credits and adjustments for all Products.

(c)           Commencing after the end of the first full calendar quarter following the Effective Date (e.g., on January 1, 2009), the parties acknowledge that Nycomed will continue to receive invoices for chargebacks, rebates, credits and adjustments described in Sections 2.14(a) and (b) with respect to Products containing Nycomed’s NDC code.  Nycomed shall pay such invoices received on or after such date, but BioSante shall reimburse Nycomed for any such amounts.  Nycomed shall send a copy of such invoices to BioSante and BioSante shall make such payment to Nycomed within thirty (30) days after receipt of such invoices.

2.15 Confidentiality.  The confidentiality provisions of Section 9 of the Sublicense Agreement shall survive for a period of five (5) years from the Effective Date and are hereby incorporated into this Agreement.

2.16 Compliance with Governmental Obligations.  The compliance with governmental obligations provisions of Section 12 of the Sublicense Agreement shall survive the termination of the Sublicense Agreement and are hereby incorporated into this Agreement.

2.17 Indemnity and Insurance.  The indemnity and insurance provisions of Section 13 of the Sublicense Agreement shall survive the termination of the Sublicense Agreement for a period of five (5) years from the Effective Date.

2.18 Liability for Debts.  BioSante shall not be liable for any debts or obligations to third parties incurred by Bradley or Nycomed concerning the Product or otherwise in connection with activities under the Sublicense Agreement.  Nycomed shall not create or purport to create any obligations in the name of or on behalf of BioSante.

ARTICLE 3

PAYMENT

3.1 Initial Payment.  BioSante shall pay Nycomed $100,000 within five (5) business days after the Effective Date.

3.2 Additional Payment.  BioSante shall make an additional, one-time-only payment to Nycomed if, prior to January 1, 2010, BioSante (i) grants to a third party a sublicense or distribution rights for the Product in the Territory, or (ii) transfers or assigns all or substantially all of the rights to the Product in the Territory to a third party, or (iii) is acquired through merger, acquisition or combination by a third party, or (iv) achieves cumulative net sales of Product in the Territory, commencing as of the Effective Date, exceeding $1,500,000.  The amount of the payment shall be $150,000.  Upon the occurrence of any of the foregoing events, BioSante shall promptly give notice of such event to Nycomed and shall make such payment to Nycomed within fifteen (15) days after the occurrence of such event.  If none of the foregoing events occurs prior to January 1, 2010, then the obligation under this Section 3.2 shall be extinguished and no such additional payment shall be required.

ARTICLE 4

INVENTORY AND WAREHOUSING OF PRODUCT

4.1 Inventory.

(a)           XXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.  [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(b)           XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(c)           As of the Effective Date, Nycomed shall transfer any rights, title or interest it may have with respect to any empty bottles, caps, special machinery or upgrades specifically for the Product located at the manufacturer, and any product currently on stability; to BioSante, in each case on as “AS IS; WHERE IS” basis.

4.2 BioSante NDC Code.  As of the Effective Date, BioSante shall be solely responsible for manufacturing, or having manufactured, the Product, under BioSante’s NDC code, for the fulfillment of all orders for Product pursuant to Section 2.9.  BioSante acknowledges that Nycomed will not fill orders with Product containing Nycomed’s NDC code after XXXXXXXXXX.  [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

4.3 Warehousing Services.

(a)           Nycomed shall store the Product to be retained pursuant to Section 4.1(a) and any Product that is released for commercial sale pursuant to Section 4.1(b) in its warehouse facilities on behalf of BioSante for a reasonable transition period, until BioSante has Product containing BioSante’s NDC code available for shipment pursuant to Section 4.2, but in any event not later than June 30, 2009 or  such sooner date pursuant to Section 4.5, so that BioSante may exercise its rights under this Agreement and effect a smooth transition of the distribution of the Product from Nycomed to BioSante.

(b)           During the period described in Section 4.3(a), Nycomed shall handle the inventory, returns processing, billing, receivable collections, and shipping of any orders for Product as may be (i) received by Bradley or Nycomed, or (ii) requested by BioSante, in both cases acting on behalf of BioSante.  Nycomed shall also provide customer service support on behalf of BioSante with respect to such Product. In addition, Nycomed shall provide BioSante with monthly written reports reporting all orders, shipments, returns, accounts receivable, and collections or receipts.  Except with respect to government contracts for the supply of Product where pricing has already been established, the selling price for Product during this period shall be determined by BioSante.  In the event that BioSante changes the selling price of the Product during the period that Nycomed is providing warehousing services pursuant to this Section 4.3, BioSante shall prepare the communication to customers regarding such price change, and Nycomed shall be responsible for sending such communication to such customers on behalf of BioSante.  All services provided pursuant to this Section 4.3 shall be provided by Nycomed in a manner consistent with Nycomed’s normal practice and course of business with which Nycomed provides such services for its other products.

(c)           Payments for Product received by Bradley or Nycomed pursuant to Nycomed’s activities under this section shall be held in trust for BioSante and paid over to BioSante monthly, less: (i) any portion of such payments for other charges for third party costs such as shipping, insurance, taxes, customs, duties and similar charges that Nycomed actually incurs, whether or not reflected on the invoice to customers, and (ii) any cost of Product to be reimbursed to Nycomed pursuant to Section 4.1(b) for Product shipped in the prior month.  For providing the services specified in this section, BioSante shall pay Nycomed an administrative handling fee of XXXXXXXXXX (X%) of the net selling price shown on the invoices for sales of Product during the preceding month that Nycomed ships on behalf of BioSante pursuant to this section, which Nycomed may deduct from its payments to BioSante under this section. [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

(d)           For the avoidance of doubt: (i) Nycomed shall not be responsible for any services whatsoever with respect to Product samples; and (ii) Nycomed shall not provide any warehousing services under this Section 4.3 for any Product that BioSante has manufactured pursuant to Section 4.2.

4.4 Insurance.  Nycomed shall maintain, for a period of one (1) year after the Effective Date, comprehensive products liability insurance with reputable and financially secure insurance carriers (but in no event less than rated A by AM Best) to cover its activities related to the Product under this Agreement, for minimum limits of $XXXXXXXXX combined single limit for bodily injury and property damage per occurrence and in the aggregate.  Such insurance shall include BioSante as an additional named insured.  Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or within three (3) years after the Effective Date. [Portions of this Section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Exhibit with all sections intact has been filed separately with the Securities and Exchange Commission.]

4.5 Early Termination of Services.  In the event that BioSante (i) grants to a third party a sublicense or distribution rights for the Product in the Territory, or (ii) transfers or assigns all or substantially all of the rights to the Product in the Territory to a third party, or (iii) is acquired through merger, acquisition or combination by a third party; BioSante shall notify Nycomed within two business days of the execution of any agreement with respect to the foregoing, and Nycomed’s obligations under Sections 2.3 and 4.3 shall terminate sixty (60) days after the effective date or closing date of such agreement, as applicable, (unless such obligations sooner terminate as provided in such agreement or pursuant to Section 4.3).

4.6 BioSante Ongoing Obligations.  From and after the Effective Date, BioSante shall be responsible for all obligations, responsibilities and liabilities in connection with all matters pertaining to the Product, except as explicitly set forth in this Agreement, including without limitation all obligations for any on-going development and manufacturing activities.

ARTICLE 5

RELEASE OF CLAIMS

5.1 Except as specifically provided for in this Agreement, the Parties hereby unconditionally, absolutely and irrevocably waive, release and forever discharge the other from any and all, past, present or future causes of action, suits, dues, sums of money, accounts, covenants, controversies, guarantees, promises, damages, judgments, executions, rights, obligations, liabilities, defenses, rights of set-off, claims for damages or specific performance, or claims or counterclaims or demands of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, which they may have or hereafter may acquire against the other by reason of, arising out of, or related to any act or omission under the Sublicense Agreement.  For clarification, the Parties do not release any obligations they may have to each other under provisions that survive the termination of the Sublicense Agreement, including but not limited to the confidentiality and indemnification provisions of the Sublicense Agreement.

ARTICLE 6

MISCELLANEOUS

6.1 Reports and Payments.  Any payments due to BioSante under this Agreement shall be made in accordance with Section 4 of the Sublicense Agreement and the provisions of Section 4 of the Sublicense Agreement, including, but not limited to the inspection and audit provisions.

6.2 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested) or express courier, postage pre-paid, to the attention of the Chief Executive Officer of the respective company at the address set forth above or to such other address as a Party may specify by notice hereunder.

6.3 Assignment.  This Agreement and any of its respective rights and obligations shall be freely assignable by BioSante, but shall only be assignable by Nycomed in connection with a merger or acquisition of Nycomed US Inc..  This Agreement shall be enforceable against and inure to the benefit of the permissible successors and assigns of BioSante, and shall be enforceable against and inure to the benefit of the permissible successors and assigns of Nycomed.

6.4 Non-Waiver and Entirety.  Any failure of either Party to enforce any obligations under this Agreement shall not be deemed a waiver of such obligations.  This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all previous communication between the Parties.

6.5 Governing Law.  This Agreement is governed by and construed in all respects in accordance with the laws of the State of Illinois, USA and the United States of America (without regard to conflicts of laws principles), excluding the United Nations Convention on Contracts for the International Sale of Goods.

6.6 Dispute Resolution.

6.6.1 Conciliation.  The parties wish first to seek an amicable settlement of all disputes, controversies or claims arising out of or relating to this Agreement by conciliation in accordance with the UNCITRAL Conciliation Rules now in force.  If assistance is needed in connection with the appointment of a conciliator or other administrative matters, JAMS Endispute, Inc., shall be the institution to render such assistance.  The language to be used in the conciliation proceedings shall be English.

6.6.2 Arbitration.  Subject to possible court proceedings under section 6.6.4 of this Agreement, if any conciliation proceedings under section 6.6.1 of this Agreement are terminated in accordance with Article 15 of the UNCITRAL Conciliation Rules or rejected in accordance with Article 2 of those Rules, without resolution of the disputes, controversies or claims, then all said disputes, controversies or claims shall be determined by arbitration in accordance with the UNCITRAL Arbitration Rules now in force, as supplemented by the IBA Rules on the Taking of Evidence in International Commercial Arbitration, as adopted June 1, 1999, insofar as said IBA Rules are not inconsistent with the express provisions of this Agreement.  The language to be used in the arbitral proceedings shall be English.  There shall be three (3) arbitrators, and the appointing authority shall be JAMS Endispute, Inc.  In rendering the award, the arbitrator shall follow and apply the substantive laws of the State of Illinois (without regard to conflict or choice of laws principles).  The arbitrator shall have the authority to award compensatory damages only, subject to the limitations described in this Agreement.  Each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party’s case (collectively, “Attorneys’ Fees”).  The remaining cost of the arbitration, including without limitation, fees of the arbitrator, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) shall be borne equally by the Parties.  Notwithstanding the foregoing, the arbitrator in the award may apportion said Attorneys’ Fees and Arbitration Costs pursuant to Articles 38 through 40 of the UNCITRAL Arbitration Rules.  The award rendered by the arbitrator shall be final, and judgment may be entered in accordance with the applicable law by any court having jurisdiction thereof.

6.6.3 Confidentiality.  The existence and resolution of any conciliation and/or arbitration shall be kept confidential, and the Parties, the conciliator and the arbitrator shall not disclose to any person any information about such arbitration.

6.6.4 Court Proceedings.  Section 6.6.2 of this Agreement shall not be construed to prevent either Party from seeking injunctive relief against the other Party from any judicial or administrative authority of competent jurisdiction to enjoin that party from breaching this Agreement or interim relief pending the resolution of a dispute by arbitration, pursuant to said section 6.6.2.  Any action to confirm an arbitration award or any other legal action related to this Agreement between the Parties may be instituted in any court of competent jurisdiction.  BioSante and Nycomed each waive their right to a trial by jury in any such court proceedings.

6.6.5 Location.  The conciliation and arbitration shall be conducted in New York, New York, unless the dispute also involves a dispute with respect to the Product between BioSante and Antares pursuant to an agreement between BioSante and Antares, in which case they shall be conducted in Chicago, Illinois.

6.7 Severability.  Each Party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties agree that it is their intent that the remainder of the Agreement shall continue in effect, and shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.

6.8 Headings.  Section headings contained in this Agreement are for convenience of reference only and shall not in any way affect the interpretation of this Agreement.

6.9 Further Assurances.  Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested in order to effectuate fully the purposes, terms and conditions of this Agreement.

6.10 Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*     *     *     *     *

IN WITNESS THEREOF, BioSante and Nycomed have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BIOSANTE PHARMACEUTICALS, INC.

By: /s/ Stephen M. Simes
Stephen M. Simes
Chief Executive Officer and President

NYCOMED US INC.

By: Paul B. McGarty
Paul B. McGarty
Chief Executive Officer